Exhibit 4.2


                  HEADS OF AGREEMENT TO THE OPTION TO ACQUIRE A

                   60% INTEREST IN THE GRAN CABRERA PROPERTIES

                             TUMI RESOURCES LIMITED

                        #1305 - 1090 West Georgia Street
                              Vancouver, BC V6E 3V7
                     Tel: (604) 685-9316 Fax: (604) 683-1585



                           HEADS OF AGREEMENT ("HOA")


Minera San Jorge S.A. de C.V.,                                  October 23, 2002
Aguamarina 2457, Bosques de la Victoria,
Guadalajara, Jalisco,
Mexico 44570

Attn: Mr. George Barnett:


Dear Sir:

Re: Right of First Refusal and Option to Earn a 60% Interest of the Gran Cabrera Previous Metal Property in Jalisco, Mexico and the Right to Acquire the Remaining 40%

In our letter agreement dated July 15, 2002, Minera San Jorge S.A. de C.V. ("MSJ") granted Tumi Resources Limited ("Tumi") a right of first refusal to acquire two additional projects.

This HOA sets out the terms and conditions whereby Tumi, or its Mexican subsidiary, can acquire up to a 100% interest in MSJ's right, title and interest in certain exploration and mining concessions in Mexico known as the Gran Cabrera Group of Claims. The concessions are listed in the attached Schedule A and shown on the attached map. The general terms and conditions of this HOA are as follows:

1. MSJ will represent and warrant that it is the legal and beneficial owner or has the right to 100% of the titles to the Gran Cabrera concessions totalling approximately 3,950 ha and listed in the attached Schedule A and shown on Schedule B, and that the concessions will be in good standing with respect to Mexican law once past due taxes of about US$43,000 are paid. MSJ represents that there are no underlying option agreements with concession owners and MSJ can freely grant the option to Tumi as contemplated by this HOA.

2. MSJ will endeavor or undertake to deliver under favorable option terms acceptable to Tumi good title to Block "I" shown on Schedule B, attached. MSJ will not receive any additional consideration for any concessions it negotitates for Compania Minera Cinco Minas S.A. de C.V. in the Gran Cabrera Group of Claims (Area "C" Schedule B, attached.) However, the option payments will remain the sole obligation of Tumi. As such, Tumi will have final approval of any proposed options. Should Tumi refuse final option terms, then MSJ shall be free to propose these mining or exploration claims/concessions on similar terms to any third party of MSJ's choosing.

3. MSJ granted Tumi the right to earn up to a 100% interest in the Cinco Minas claims, pursuant to a HOA dated July 6, 2002, by spending US$2.5 million over three years, making certain cash payments and issuing common shares.

4. In order to maintain the option agreement to earn a 60% interest in the Gran Cabrera Concessions, Tumi must pay the outstanding taxes on the Gran Cabrera Concessions, fund a total of US$2.5 million in exploration expenditures, including underlying option payments to concession holders and government concession taxes, over a three year period, on the Grand Cabrera or Cinco Minas concessions, except that the Company agrees to incur a minimum of US$75,000 in expenditures (including past due taxes paid) on the Gran Cabrera property in the first year, US$100,000 in the second and US$150,000 in the third year.

5. As further consideration for this option agreement, Tumi will issue, on TSX Venture Exchange approval of this agreement, 250,000 fully paid common shares in Tumi, an additional 250,000 common shares on the first anniversary and a final 250,000 common shares on the second anniversary for a total of 750,000 fully paid common shares. MSJ acknowledges that the shares will be subject to restrictions on resale under Canadian securities laws and that the issuance of each tranche of shares is dependent on TSX Venture Exchange acceptance.

6. On payment of the outstanding taxes on the Gran Cabrera Concessions, MSJ will transfer the claims to Compania Minera Cinco Minas S.A. Should Tumi withdraw from this option agreement the Gran Cabrera Concessions will be transferred 100% back to MSJ.

7. Tumi shall be the operator of the joint venture programs and shall submit all programs and budgets to MSJ for approval. If MSJ does not approve, then MSJ will submit its concerns in writing and Tumi will attempt to resolve the concerns. If it is unable to do so, Tumi will submit the program and budget and MSJ's concerns to a reputable independent consultant acceptable to both parties for determination of such concerns. As the operator of the program, the final decision for implementation of each program and budget lies with Tumi.

8. Should Tumi decide to farm out any portion of the Gran Cabrera Group of Concessions, then MSJ agrees that its 40% interest will be included in such farmout. For greater certainty, any concessions to be farmed out will be farmed out by Compania Minera Cinco Minas, its degignee or assignee. Any consideration, including cash payments or shares received on farmout or JV or outright sale will be used first, before any split occurs on a 60/40 basis, whether the consideration is in the form or cash or shares as follows: (1) to reimburse Tumi for any currently outstanding mining taxes paid; (2) to reimburse or credit Tumi for any new expenses or costs incurred by Tumi such as new option payments, exploration expenses and administrative costs, etc.; (3) to credit or reimburse MSJ, subject to audit US$879,614 for the Gran Cabrera Concession including the La Caridad and Ampl. La Caridad concessions; and US$67,566 for the Cabrera Concession(s) provided these can be optioned on terms acceptable to Tumi. Any farm-out will include a retained 1% NSR (defined in standard industry terms) split 60/40 by

       Tumi and MSJ. The NSR can be purchased for US $ 2,000,000.Tumi and MSJ have agreed to co- operate to the fullest extent possible to come to a mutually satisfactory joint venture agreement acceptable to the TSE Venture Exchange as soon as possible.

9. Tumi recognizes the value of the operating experience of MSJ's personnel and independent consultants in Mexico and will use MSJ's personnel wherever possible including consultancy work for Mr. George Salazar Barnett. MSJ acknowledges that Tumi has limited financial resources in the initial stages of this program and that as a vendor, MSJ's personnel will be unable to perform certain tasks attached to the initial technical due diligence exploration program.

10. Should the property justify production and MSJ cannot fund its share of development costs then Tumi will use its best endeavours to fund or deal with such share according to generally accepted resource property development agreements.

11. Tumi has the option at any time to purchase for money or the equivalent amount in shares the remaining 40% interest that MSJ has in the Gran Cabrera Concession areas, provided that a bankable feasibility study has been produced by Tumi Resources for the block of mines or area proposed for development/mining. This feasibility study will establish the reasonable commercial value of all or any part of the Cabrera Group of Concessions (Area "C" on the attached map) acquired completely by Tumi, its value to be determined by a discounted NPV. Tumi shall have the right of first refusal should an outside party bid for MSJ's 40% interest.

12. Tumi has the right to withdraw from this option agreement at any time after the initial exploration program with no further obligation or commitment to MSJ with 30 days advance notice.

Please indicate your agreement to the above terms by signing in the area below and returning a copy of this letter to the attention of the undersigned.

Yours truly,

TUMI RESOURCES LIMITED

Per:
     /s/ David Henstridge        23/10/02
     -------------------------------------
     David Henstridge               Date
     President

REVIEWED, ACKNOWLEDGED AND AGREED TO THIS 23rd DAY OF October, 2002.

MINERA SAN JORGE S.A. DE C.V.

Per:
     /s/ George Barnett
     -------------------------------------
     George Barnett, Legal Representative, MSJ

                                                                     Page 3 of 3